Exhibit 99.1

For Immediate Release: September 5, 2006	NEWS RELEASE

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that it has completed a private placement of 2.4 million shares of its common stock to a single investor for gross proceeds of $6.0 million. No underwriting commissions were paid in connection with this transaction. The proceeds of this offering will be used for general working capital needs. Telkonet also has issued to this investor warrants to purchase 1.56 million shares of its common stock at an exercise price of $4.17 per share. These warrants expire five years from the date of issuance.

The common stock and warrants issued in the offering were sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder on the basis that the purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D. Telkonet has agreed to file a registration statement covering the shares of common stock and the shares issuable upon exercise of the warrants.

About Telkonet
Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System™ utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a buildings existing electrical infrastructure. The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.

The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet “platform” include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services. For more information, please visit www.telkonet.com.